Exhibit 10.2

SUMTOTAL SYSTEMS, INC.

2004 EQUITY INCENTIVE PLAN

STOCK UNIT AWARD AGREEMENT

Amended and Restated on February 20, 2008

Unless otherwise defined herein, the terms defined in the 2004 Equity Incentive Plan (“Plan”) will have the same defined meanings in this Stock Unit Award Agreement (the “Agreement”).

I.	NOTICE OF GRANT OF STOCK UNITS

Name:

Address:

You have been granted an award of Stock Units (the “Award”). Each such Stock Unit is equivalent to one share of the Company’s Common Stock for purposes of determining the number of Shares subject to this Award. No Shares underlying the Stock Units will be issued (nor will you have the rights of a stockholder with respect to the underlying Shares) until the vesting conditions described in this Agreement are satisfied. Additional terms of this Award are as follows:

Grant Number	________________________

Date of Grant	________________________

Vesting Schedule	See attached Vesting Appendix

Number of Shares	________________________

Non-Transferability of Award.

This Award of Stock Units may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Plan and this Agreement will be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

II.	AGREEMENT

1. Grant of Award. The Company hereby grants to the individual named in the Notice of Grant of Stock Units (the “Participant”) an award of Stock Units as set forth in the Notice of Grant of Stock Units, and subject to the terms and conditions of the Plan, which are incorporated herein by reference.

Stock Unit Agreement

Amended and Restated on February 20, 2008

2. No Payment of Purchase Price Necessary. When the Stock Units are settled after vesting by the issuance of Shares, the par value of the underlying Company Common Stock will be deemed paid by the Participant for each Share through the past services rendered by the Participant and such deemed payment will be subject to any applicable tax withholdings.

3. Company’s Obligation. Each Stock Unit represents the right to receive a Share after satisfying the applicable vesting conditions set forth in the Notice of Grant of Stock Units. Unless and until the Stock Units vest, the Participant will have no right to receive Shares under such Stock Units. Prior to actual distribution of any Shares pursuant to the vesting of any Stock Units, such Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

4. Vesting Schedule. Subject to Section 5, and to relevant Plan provisions, the Stock Units awarded by this Agreement will vest according to the vesting schedule specified in the Notice of Grant of Stock Units.

5. Forfeiture upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the Notice of Grant of Stock Units, if the Participant terminates service as a Service Provider, for any or no reason prior to vesting, the unvested Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company.

6. Payment after Vesting. Any Stock Units that vest in accordance with this Agreement will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in Shares, subject to the Participant satisfying the applicable tax withholding obligations set forth in Section 8.

7. Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares of Common Stock underlying any vested Stock Unit will be issued unless and until satisfactory arrangements (as determined by the Administrator) will have been made with respect to the payment of income and

Stock Unit Agreement

Amended and Restated on February 20, 2008

employment taxes which the Company determines must be withheld with respect to such Shares. The Administrator shall require the tax withholding obligations under this Agreement to be satisfied by withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld. No fractional Shares will be withheld or issued pursuant to the grant of Stock Units and the issuance of Shares hereunder. By accepting this award of Stock Units, the Participant expressly consents to the withholding of Shares as provided for in this Section 8. The Company may, instead of withholding in Shares, in its sole and absolute discretion, permit the Participant to satisfy such tax withholding obligation, in whole or in part by one or more of the following: (a) paying cash, (b) permitting the Participant to deliver to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (c) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. All income and other taxes related to this award of Stock Units are the sole responsibility of the Participant. In the event the withholding requirements are not satisfied through the withholding of Shares and the Participant otherwise fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest, the Participant will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.

9. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or Participant’s broker.

Stock Unit Agreement

Amended and Restated on February 20, 2008

10. Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A of the Code, as determined by the Company) and if (x) Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of such termination and (y) the payment of such accelerated Stock Units will result in the imposition of additional tax under Section 409A of the Code if paid to Participant on or within the six (6) month period following Participant’s termination, then the payment of such accelerated Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination. It is the intent of this Agreement to comply with the requirements of Section 409A of the Code so that none of the Stock Units provided under this Agreement or shares of Stock issuable thereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.

11. General Provisions.

(a) This Agreement will be governed by the internal substantive laws, but not the choice of law rules of California. This Agreement, subject to the terms and conditions of the Plan and the Notice of Grant, represents the entire agreement between the parties with respect to the purchase of the Shares by the Participant. Subject to Section 11.1 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail. Unless otherwise defined herein, the terms defined in the Plan will have the same defined meanings in this Agreement.

(b) Any notice, demand or request required or permitted to be given by either the Company or the Participant pursuant to the terms of this Agreement will be in writing and will be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

(c) The rights of the Company under this Agreement will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Participant under this Agreement may only be assigned with the prior written consent of the Company.

(d) Either party’s failure to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

Stock Unit Agreement

Amended and Restated on February 20, 2008

(e) The Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(f) Participant acknowledges and agrees that the vesting of the Stock Units is earned only by continuing as a Service Provider at the will of the Company (and not through the act of being hired or purchasing Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the Company’s right to terminate the Participant’s relationship as a Service Provider at any time, with or without cause.

By Participant’s signature below, Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Participant further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant of Stock Units.

PARTICIPANT	SUMTOTAL SYSTEMS, INC.

By:
Signature

Title:
Print Name

VESTING APPENDIX